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FOR IMMEDIATE RELEASE                Investor Contact: David Tucker 281-406-2370

    Parker Drilling Announces Earnings Guidance, 3rd Quarter Conference Call

HOUSTON, October 22, 2004 -- Parker Drilling Company (NYSE: PKD) announced today that it expects earnings per share for the third quarter of 2004 to reflect a loss of $0.24 - $0.25. The loss includes non-routine charges of approximately $10.3 million or $0.11 per share. As disclosed in the Offering Memorandum for $150 million of Senior Floating Rate Notes issued on September 2, 2004, the Company incurred charges of approximately $8.2 million. These charges were for the 6.54% premium paid on the purchase of $80 million of the Company's 10.125% Senior Notes tendered pursuant to a tender offer dated August 6, 2004 and the write-off of debt issuance costs associated with the debt paid down, and for legal and other fees. In addition, the Company expects the courts in Kazakhstan to confirm the settlement for duties and taxes assessed by the Mangistau Customs Control in connection with the temporary import status of barge rig 257, resulting in a charge of $2.1 million. The short term cash impact of the settlement will be in the $4.0 million range, but approximately half of that amount will be recaptured through reduced VAT payments over the next six months. The settlement will release all claims of the Kazakhstan customs authorities and the rig will be free to move from port and is expected to commence operations during the fourth quarter.

Third quarter operating results were negatively impacted due to several factors, including, the stacking of two barge rigs in Nigeria that were under contract during the majority of the second quarter, the slight delay in the startup of the seven Mexico land rigs when compared to original estimates, the release of rig 236 in Russia during late July, and the stacking of a rig owned by Tengizchevroil and operated by Parker under a project management agreement. Quail Tools also experienced a reduction of approximately $1.0 million compared to the second quarter, the majority of which was attributable to Hurricane Ivan. Results from the Company's Gulf of Mexico barge operations where improved from the second quarter even though barge rig 76 has been in the shipyard for upgrades since mid-August Rig 76 is expected to begin operations in early November on the first deep well of a two-well contract.

Although a return to profitability is anticipated during the later part of the fourth quarter, based on anticipated increases in utilization, the Company currently expects to incur a loss between $0.05 and $0.10 per share for the quarter. As mentioned above, barge rigs 257 and 76 are expected to begin operations during the fourth quarter. Barge rig 75 has recently returned to work in Nigeria and additional work is expected in Papua New Guinea, Colombia, and Turkmenistan, being somewhat offset by rig 255 coming off contract in Bangladesh. Fourth quarter will also reflect 100 percent utilization in Mexico as all seven land rigs and one barge rig have been operating since September, 20th. Quail Tools is expected to continue the strong performance it has been experiencing this year.
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In addition, the rigs in the Gulf of Mexico should show continued improvement.
For example, workover rig 26 stacked since 2001, has begun operations in the Gulf of Mexico.

The Company will host its third quarter conference call at 10 a.m. CST (11 a.m.
EST) on Tuesday, November 2, 2004. Results for the quarter will be released that morning prior to the call. Those interested in participating in the call may dial in at (303) 262-2131. The conference call replay can be accessed from noon CST November 2, 2004, until 6 p.m. CST November 9, 2004, by dialing (303) 590-3000 and using the access code 11011921#. Alternatively, the call can be accessed live through the Parker Web site at http://www.parkerdrilling.com. An archive of the call will be available on the Web for 12 months.


This release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, the outlook for rig utilization and dayrates, general industry conditions including bidding activity, future operating results of the Company's rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ from those expressed or implied in the forward-looking statements. For a more detailed discussion of risk factors, please refer to the Company's reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2003. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward- looking statement.


Parker Drilling Company is a Houston-based global energy company specializing in offshore drilling and workover services in the Gulf of Mexico and international land and offshore drilling. Parker also owns Quail Tools, a provider of premium rental tools for oil and gas drilling. Parker Drilling has 65 marketed rigs and employs approximately 2,800 people worldwide. For more information go to http://www.parkerdrilling.com.


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